EXHIBIT 2.1

                              ARTICLES OF AMENDMENT
                                     TO THE
                          ARTICLES OF INCORPORATION OF
                             MB SOFTWARE CORPORATION


         Pursuant to the provisions of Article 110-106 of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation.

         FIRST: The name of the corporation is MB Software Corporation (the "Corporation").

         SECOND: The following amendment was adopted by the shareholders of the Corporation on the 12th day of November, 1998. The number of votes cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group.

         The amendment alters the Fourth Article of the Amended and Restated Articles of Incorporation to read in its entirety as follows:

                                    "FOURTH:

                  (a) The aggregate number of shares which the Corporation shall have the authority to issue is one hundred and fifty-one million (151,000,000), one hundred fifty million (150,000,000) of which will be shares of Common Stock ("Common Stock"), having a par value of $.001, and one million (1,000,000) of which will be shares of Preferred Stock ("Preferred Stock"), having a par value of $10 per share.

                  (b) Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of Preferred Stock will be identical except as to the date of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences, and relative participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series to the full extent now or hereafter permitted by law.

                  (c) A first series of the class of Preferred Stock, par value $10, authorized by these Articles of Incorporation is hereby created and issuance is hereby authorized. The designation, amount thereof, voting powers, preferences and relative rights of the shares of such series, and the qualifications, limitations or restrictions thereof are hereby set as follows:






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         1.  Designation of Series.  The  designation of the series of Preferred
Stock shall be "Series A Senior Cumulative Convertible Participating Preferred Stock" (the "Series A Preferred Stock").

         2. Par Value. The Series A Preferred Stock shall have a par value of $10 per share.

         3. Number of Shares. The number of shares of Series A Preferred Stock shall be three hundred forty thousand (340,000).

         4. Dividends of Series A Preferred Stock. The holders of record of the Series A Preferred Stock (each, a "Holder") shall be entitled to receive dividends at the rate of $1 per share of Series A Preferred Stock, per annum, out of any assets at the time legally available therefor and subject to the further limitations set out herein. Such dividends shall begin to accrue upon the issuance of the Series A Preferred Stock, and shall be payable in quarterly installments in arrears as of the last day of each of March, June, September and December of each year (each such quarter being herein referred to as a "Dividend Period"), the first dividend being payable on or before December 31, 1998; provided however, if such date on which a dividend is payable is a Saturday, Sunday or legal holiday, such dividend shall be payable on the next following business day to the Holder. Dividends on the Series A Preferred Stock shall be paid only out of those assets of the Corporation legally available therefor. All dividends paid pursuant to this paragraph shall be in the form of cash. Dividends on the Series A Preferred Stock shall accrue and be cumulative, whether or not in any Dividend Period or Periods there shall be assets of the Corporation legally available for the payment of such dividends. Accrued but unpaid dividends shall not be deemed to earn interest, except as contemplated in paragraph 5. For so long as any shares of Series A Preferred Stock shall remain outstanding, no dividend or distribution in cash or other property shall be declared, set aside or paid on or in respect of the Common Stock of the Corporation or on any other series of stock issued by the Corporation.

         5. Redemption Rights. If the Series A Preferred Stock is not converted into Common Stock as provided herein, it shall be redeemable, in whole or in part, at the option of the Holder thereof any time and from time to time after October 1, 2000, at a redemption price equal to $10 per share, plus accrued but unpaid dividends thereon through the Holder Redemption Date (as defined below) (the "Redemption Price"). In the event any Holder of Series A Preferred Stock wishes to exercise the redemption option set forth above, the Holder shall give the Corporation written notice of a redemption, which notice must be given not less than 15 days prior to the date the shares are to be redeemed (the "Holder Redemption Date") and shall specify: (i) the Holder Redemption Date; (ii) the number of shares of Series A Preferred Stock held by such Holder to be redeemed on such date; and (iii) that the certificate or certificates evidencing ownership of Series A Preferred Stock to be redeemed will be surrendered at a place to be designated by the Corporation. Within five days of its receipt of a redemption notice, the Corporation shall deliver a copy thereof to every other holder of record of Series A Preferred Stock. Each holder of Series A Preferred Stock that gives a redemption notice to the Corporation within five days after its receipt of such copy (a "Subsequent Notice") shall be deemed to have given such Subsequent Notice on the same date as the original

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redemption  notice.  However,  no Subsequent Notice shall serve as the basis for any redemption notice given within five days after its delivery being deemed to have been given as of any date other than the actual date on which it is given. Upon receipt of any redemption notice, the Corporation shall be obligated to redeem for cash the shares to be redeemed within 60 days after the Corporation's receipt of such redemption notice; provided, however, that if the Corporation does not have sufficient funds that are legally available for such redemption,
(i) the Corporation shall redeem so many of the shares to be redeemed as may lawfully redeem, (ii) if the Corporation cannot redeem all of the shares to be redeemed, the Corporation shall redeem the shares to be redeemed in the chronological order in which the redemption notices related thereto were given and shall redeem the shares to be redeemed subject to redemption notices given or deemed given on the same date pro rata, (iii) the Corporation shall promptly take such action as is lawful and possible for it to cause sufficient funds to become legally available to redeem all shares to be redeemed, (iv) shares to be redeemed and not redeemed shall remain outstanding shares for all purposes until redeemed and paid for in full, and (v) a holder of shares to be redeemed may, by written notice to the Corporation given at any time after the 60th day after giving a redemption notice but prior to the time payment in full is made to such holder, revoke such redemption notice with respect to any or all shares to be redeemed that have not then been redeemed. The fact that an Event of Default ceases to exist after a redemption notice has been given but before the redemption of the shares to be redeemed does not negate the obligation of the Corporation to redeem such shares. On and after the Holder Redemption Date, the Holder of Series A Preferred Stock giving notice for redemption as aforesaid, upon presentation and surrender at the place designated by the Corporation (such place, as is reasonably accessible to the Holder, to be designated by the Corporation by giving written notice of such designation to the Holder no less than 10 days prior to the Holder Redemption Date) of the certificate or certificates representing such shares of Series A Preferred Stock that are being redeemed held by it, duly endorsed in blank for transfer or accompanied by a written instrument of transfer duly executed by such Holder or its attorney duly authorized in writing, shall be entitled to receive the Redemption Price. After the Holder Redemption Date specified in such notice (unless default shall be made by the Corporation in the payment of the Redemption Price), all dividends on the Series A Preferred Stock so redeemed shall cease to accrue and all rights of the Holders of the Series A Preferred Stock so redeemed as shareholders of the Corporation, excepting only the right to receive the Redemption Price on and
after  the  Holder   Redemption  Date  without   interest   thereon  (except  as
contemplated below), shall cease and terminate. Should the Corporation fail to redeem any shares of Series A Preferred Stock following receipt from a Holder of written notice of redemption, (i) the Holders of the Series A Preferred Stock shall have the right to elect a majority of the Corporation's board of directors as provided below, and (ii) the Corporation shall pay interest on the Redemption Price with respect to the shares of Series A Preferred Stock that were called for redemption but not redeemed at the Holder Redemption Date at an interest rate equal to the lesser of the prime rate of interest stated by The Wall Street Journal on the proposed Holder Redemption Date, plus 5%, or the highest rate allowed by law from the proposed Holder Redemption Date through the date the shares are actually redeemed. The Series A Preferred Stock shall not be entitled to the benefits of any sinking or similar fund.

         6. Voting Rights.

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                 (i)     Except as provided  herein or by  applicable  law,  the
                         Series A Preferred Stock shall have no right to vote with respect to matters requiring the vote of the holders of the Corporation's capital stock.

                 (ii) Holders of Series A Preferred Stock shall have the right to vote with holders of Common Stock, on an as-converted basis, on any matter submitted to a vote of holders of Common Stock that constitutes either a Sale Triggering Event, a Change in Control Triggering Event or a Dissolution Triggering Event (as such terms are defined below), with the Conversion Percentage of the Series A Preferred Stock being calculated based upon the Triggering Event being voted upon.

                 (iii) In the event the Corporation shall, for any reason, (a) fail to redeem shares of Series A Preferred Stock following receipt of written notice of redemption from the Holder as provided above, or (b) default with respect to any of its other obligations under this Article Fourth with respect to the Series A Preferred Stock, which default shall remain uncured for a period of 30 days if such default is curable, otherwise the rights set forth below shall be activated immediately upon default, the number of directors constituting the whole Board of Directors of the Corporation (the "Board") shall, without further action by the shareholders or the Board, be increased by the number of directors then constituting the entire Board, plus one, and the Holders of Series A Preferred Stock shall have the exclusive and special right, voting separately and as a single class, to vote for and elect such additional directors, and the remaining number of directors of the Corporation shall be elected by the shareholders generally entitled to vote in the election of directors. Directors elected by Holders of Series A Preferred Stock may only be removed by Holders of Series A Preferred Stock and no increase or decrease in the size of the Board shall be permitted during the pendency of such right except as expressly contemplated in this paragraph 6. The right of the Holders of Series A Preferred Stock to elect additional directors shall cease, the term of the additional directors elected by the Holders of the Series A Preferred Stock voting as a separate class pursuant to this paragraph shall terminate forthwith and the number of directors of the Corporation shall be reduced by such number whenever the Series A Preferred Stock with respect to which the Corporation defaulted on its obligation to redeem shall have been redeemed, the default creating the election right shall have been cured or all the Series A Preferred Stock shall have been redeemed, as the case may be.

                 (iv) Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the Holders of the Series A Preferred Stock having such voting right, called as hereinafter provided, or at any

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                         annual meeting of shareholders  held for the purpose of
                         electing directors, and thereafter at such annual meetings or by the written consent of the Holders of the Series A Preferred Stock entitled to vote thereon.

                 (v) At any time when such voting right shall have vested in the Holders of the Series A Preferred Stock, and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of any Holder of Series A
                         Preferred Stock having such voting right then outstanding, addressed to the Secretary of the Corporation, call a special meeting of the Holders of the Series A Preferred Stock having such voting right for the purpose of electing directors. Such meeting shall be held at the earliest practicable date upon the notice required for special meetings of shareholders at the place where the last annual meeting of shareholders of the Corporation was held or the Corporation's chief executive office. If such meeting shall not be called by the proper officers of the Corporation within 10 days after the delivery of notice of such written request to the Secretary of the Corporation, or within 10 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the Holders of 10% or more of the shares of the Series A Preferred Stock then outstanding which would be entitled to vote at such meeting may designate in writing a Holder of Series A Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for special meetings of shareholders and shall be held at the same place as is elsewhere provided in this paragraph. Any Holder of the Series A Preferred Stock which would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of shareholders to be called pursuant to the provisions of this paragraph. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called during a period within 30 days immediately preceding the date fixed for the next annual meeting of shareholders.

                 (vi) At any meeting held for the purpose of electing directors at which the holders of Series A Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of 33-1/3% or more of the then outstanding shares of Series A Preferred Stock having such right shall be required and be sufficient to constitute a quorum of such series for the election of directors by such series. At any such meeting or adjournment thereof
                         (a) the absence of a quorum of the Holders of the Series A Preferred Stock having such right shall not prevent the election of directors other than those to be elected by the Holders of stock of such series and the absence of a quorum or quorums of the holders of capital stock entitled to elect such

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                         other  directors  shall not  prevent  the  election  of
                         directors to be elected by the Holders of the Series A Preferred Stock entitled to elect such directors and
                         (b) in the absence of a quorum of the holders of any class or series of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class or series shall have the power to adjourn the meeting for the election of directors which the holders of such class or series are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

                 (vii) The term of office of all directors elected by the Holders of the Series A Preferred Stock in office at any time when the aforesaid voting rights are vested in the Holders of the Series A Preferred Stock having such voting rights shall terminate upon the election of their successors at any meeting of shareholders for the purpose of electing directors. Upon any termination of the aforesaid voting rights as set forth above the term of office of all directors elected by the Holders of the Series A Preferred Stock then in office shall thereupon terminate and upon such termination the number of directors constituting the Board of Directors shall, without further action, be reduced by the amount of increase, subject always to the increase of the number of directors in case of the future right of the Holders of the Series A Preferred Stock to elect directors.

                 (viii) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not, either directly or indirectly or through merger or consolidation with any other corporation, without the affirmative vote at a meeting or the written consent with or without a meeting of the Holders of at least a majority in number of shares of the Series A Preferred Stock, (x) create any class or series of stock ranking equal or prior to the Series A Preferred Stock, either as to dividends or upon liquidation or increase the authorized number of shares of any class or series of stock ranking equal or prior to the Series A Preferred Stock either as to dividends or upon liquidation, (y) amend, alter or repeal (whether by merger, consolidation or otherwise) any of the provisions of the Articles of Incorporation of the Corporation so as to affect adversely the preferences, special rights or powers of the Series A Preferred Stock or (z) authorize any reclassification of the Series A Preferred Stock.

                 (ix) Holders of Series A Preferred Stock shall be sent notice of any meeting of shareholders, regardless of whether they are entitled to vote or consent at such meeting, together with copies of all other correspondence sent to shareholders by the Corporation. The Corporation will give Holders of Series A Preferred Stock at least twenty days' advance notice of the fixing of any record date with respect to holders of the Common Stock.

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         7. Priority.  The Series A Preferred Stock shall be senior to all other capital stock of the Corporation as to payment of dividends, redemption and (except with respect to Common Stock as described under the heading "Priority of the Series A Preferred Stock in the Event of Liquidation") liquidation preference.

         8. Priority of the Series A Preferred Stock in the Event of Liquidation. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of Series A Preferred Stock shall be entitled to receive the sum of (i) $100 per share plus accrued and unpaid dividends through the date of the liquidating distribution, plus (ii) after $20,000,000 has been paid to holders of Common Stock in the aggregate, an amount equal to the amount paid under subsection (i), plus (iii) that percentage of all liquidation proceeds remaining after the foregoing payments equal to the Conversion Percentage (as defined below) calculated for a Dissolution Triggering Event (as defined below) pursuant to paragraph 11 below. If upon any liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series A Preferred Stock are not paid in full, the Holders of the Series A Preferred Stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. The merger or consolidation of the Corporation with any other entity shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for the purpose of this paragraph.

         9. Conversion. If a Triggering Event (as defined below) occurs, the Series A Preferred Stock will be convertible, at the option of the Holders, into that number of shares of Common Stock representing the Conversion Percentage (as defined below) of the Common Stock of the Corporation outstanding after such conversion.

         10. Triggering Events. A Triggering Event shall be the first to occur of any one of: (i) the sale of all or substantially all of the assets of the Corporation (the "Sale Triggering Event"); (ii) a Change in Control (as defined below) of the Corporation (the "Change in Control Triggering Event"); (iii) the voluntary or involuntary dissolution of the Corporation (the "Dissolution Triggering Event"); or (iv) October 1, 2000 (the "Year 2000 Triggering Event").

         11. Conversion Percentage. The "Conversion Percentage" will be (i) 30% in the case of the Year 2000 Triggering Event, or (ii) 30% adjusted pursuant to the following calculations, in the case of any other Triggering Event:

                  (a) Determine the Future Corporation Value (as defined below) at the time of the Triggering Event;

                  (b) subtract the Redemption Price at the date of the Triggering Event from $6 million (the result being called the "Excess Preferred Value");

                  (c) if the Excess Preferred Value is zero or less, the Conversion Percentage is 30% and no further calculations are necessary; if the Excess Preferred

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                           Value is positive,  divide the Excess Preferred Value
                           by the Future Corporation Value (the result being called the "Conversion Adjustment");

                  (d) subtract the Conversion Adjustment from 30% and the result is the Conversion Percentage.

         In either instance, if a portion of the Series A Preferred Stock has been redeemed or converted into Common Stock as provided in paragraph 5 or paragraph 9 hereof, the Conversion Percentage shall be reduced proportionately.

         12. Future Corporation Value. The "Future Corporation Value" is defined as, with respect to (i) a Sale Triggering Event, all amounts received or to be received by the Corporation as a result of such transaction (including the amount of obligations of the Corporation assumed by the buyer); plus, to the extent not transferred in such transaction, the fair value of all remaining assets of the Corporation; plus, all amounts to be received from the buyer or its affiliates by officers, directors and shareholders of the Corporation or their affiliates pursuant to agreements entered into in connection with or in anticipation of such sale, regardless of whether characterized as being for services, non-competition covenants, or otherwise, to the extent the consideration therefor exceeds the fair value thereof; (ii) a Change in Control Triggering Event, the sum of (1) the product of the highest per share consideration received by a holder of Common Stock in such transaction multiplied by the number of shares (on a fully diluted basis, assuming that the Series A Preferred Stock is converted into Common Stock as a Year 2000 Triggering Event) of Common Stock outstanding at the date of such Triggering Event; plus, (2) all amounts to be received from the buyer or its affiliates by officers, directors, and shareholders of the Corporation or their affiliates pursuant to agreements entered into in connection with or in anticipation of such Change in Control, regardless of whether characterized as being for services, non-competition covenants, or otherwise, to the extent the consideration therefor exceeds the fair value thereof; and (iii) a Dissolution Triggering Event, all amounts available for distribution to shareholders (after paying all bona fide debts and obligations of the Corporation other than amounts payable to the Holders of Preferred Stock).

         13. Change in Control. Each of the following events shall be considered a "Change in Control": (i) a merger or consolidation of the Corporation with any other entity as a result of which the holders of Common Stock immediately prior to the merger or consolidation do not own (on a fully diluted basis) a majority of the outstanding capital stock or other equity interests of the surviving entity; (ii) any event or series of events that causes any person, group or entity, together with its affiliates and associates, to be the beneficial owner of a majority of the outstanding securities of the Corporation that have the right to vote generally in the election of the directors of the Corporation (for the purposes of this paragraph, "Voting Securities"), or that results in any person or entity that currently owns a majority of the outstanding voting securities of Maker increasing its ownership percentage by 5% or more; provided, however, that neither the issuance of Series A Preferred Stock nor the issuance of Common Stock upon conversion of Series A Preferred Stock shall be an issuance or transfer of Voting Securities or securities convertible into Voting Securities for purposes of this clause; (iii) any reclassification of securities of the Corporation or any

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recapitalization  of the  Corporation  that,  in either case,  has the effect of
increasing  the  percentage  of  the  outstanding   Voting   Securities  of  the
Corporation that are beneficially owned by any shareholder of the Corporation by 5% or more; or (iv) any acquisition (pursuant to a tender offer or otherwise) of securities of the Corporation that results in any person, group or entity, together with its affiliates and associates, being the beneficial owner of a majority of the then outstanding Voting Securities of the Corporation or that results in any person or entity that currently owns a majority of the outstanding Voting Securities of the Corporation increasing its percentage of outstanding Voting Securities by 5% or more. For purposes of this paragraph, the term "beneficial owner" means, with respect to any security, a person or entity who has an economic interest in such security, has the right to acquire such security (including by virtue of owning convertible securities, rights, options or warrants, whether such right is immediately exercisable or subject to certain conditions, including lapse of time, with any securities not outstanding that are subject to such convertible securities, rights, options or warrants being deemed to be outstanding for the purpose of computing the percentage of outstanding securities of a class owned by a person but not being deemed to be outstanding for the purpose of computing the percentage of the class by any other person), has the right to vote or direct the voting of such security, or has the right to dispose or direct the disposition of such security; the term "outstanding" includes securities that, pursuant to the foregoing definition, are deemed beneficially owned, regardless of whether actually issued and outstanding; and the terms "associate" and "affiliate" have the meaning given them in regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

         14. Certain Restrictions on the Corporation. As long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, without the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, (i) issue any capital stock that is equal with or senior to the Series A Preferred Stock with respect to dividends, redemption, or (except with respect to Common Stock as described in the section "Priority of the Series A Preferred Stock in the Event of Liquidation") liquidation preference; (ii) fail to have reserved sufficient shares of Common Stock to permit full conversion of the Series A Preferred Stock as provided herein; (iii) issue any capital stock that would cause there to be insufficient shares of Common Stock to permit full conversion of the Series A Preferred Stock as provided herein; (iv) amend the Articles of Incorporation of the Corporation;
(v) have outstanding, at any time, indebtedness for borrowed money and/or capital leases in excess of $4,300,000 or incur any indebtedness for borrowed money and/or capital leases, in a single transaction or series of related transactions, in excess of $500,000; (vi) enter into any transaction or series of related transactions with any director, officer or holder of over 10% of the outstanding shares of Common Stock or any affiliates of any such person, other than a wholly owned subsidiary of the Corporation involving over $50,000 (other than employment arrangements existing on June 30, 1998); or (vii) increase the annual compensation of any employee by $50,000 or more. Any action taken hereunder by the Corporation without such consent shall be void.

         15. Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock and issued Common Stock held in its treasury, solely for the purpose of effecting the


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



conversion of the shares of Series A Preferred Stock as provided herein, the full number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Series A Preferred Stock. For the purpose of this paragraph, the full number of Common Stock issuable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation of such number of Common Stock all outstanding shares of Series A Preferred Stock were held by a single Holder. The Corporation shall from time to time, in accordance with the laws of the State of Colorado, increase the number of shares of its Common Stock if at any time the aggregate of the authorized number of shares of its Common Shares remaining unissued and its issued Common Stock held in its treasury (other than any such shares reserved for issuance in any other matter) shall not be sufficient to permit the conversion of all shares of Series A Preferred Stock at the time outstanding.

         16. Taxes. The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue or transfer and delivery of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

         17. Waiver. Notwithstanding anything to the contrary herein, any condition, requirement, or covenant contained in this Article may be waived in writing by the person(s) for whose benefit such condition, requirement, or covenant is made.

         18. Notice. The Corporation will give Holders of Series A Preferred Stock at least twenty days' advance written notice of any Sale Triggering Event or Change in Control Triggering Event, any record date relating to such Triggering Event, and, to the extent possible, at least twenty days' advance written notice of any event that could give rise to either such Triggering Event or any event that could lead to a liquidation of the Corporation. Any notices required to be given hereunder shall be in writing and, unless otherwise provided herein, shall be deemed validly delivered if delivered personally or sent by certified mail postage prepaid to the Corporation at its address set forth on the first page of its most recent filing with the Securities and Exchange Commission or, if no longer registered, its registered office, and to Holders of Series A Preferred Stock at the address listed in the stock records of the Corporation. Notice given by mail as set out above shall be deemed delivered three days from the date of mailing.

         (d) Each holder of Common Stock shall have one vote for each share outstanding in his or her name on the books of the Corporation and entitled to vote, except that in the election of directors he or she shall have the right to vote such number of shares for as many persons as there are directors to be elected and for whose election the shareholder has a right to vote. Cumulative voting shall not be allowed in the election of directors or for any other purpose.


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


         (e) No shareholder of the Corporation shall have any preemptive or similar right to acquire any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

         (f) The board of directors may from time to time distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of Colorado and elsewhere in these Articles of Incorporation."

         IN WITNESS WHEREOF, these Articles of Amendment to the Articles of Incorporation are executed on behalf of the Company by its President effective this the 12th day of November, 1998.

                                          MB Software Corporation



                                          By:  /s/ Scott A. Haire
                                               ---------------------------------
                                               Scott A. Haire, President


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